EXHIBIT 10.12

DIGITAL INSIGHT CORPORATION

EXECUTIVE STOCK OWNERSHIP PROGRAM

The Digital Insight Corporation Executive Stock Ownership Program (the “Program”) is effective February 8, 2006, and is intended to encourage and facilitate stock ownership among officers at Digital Insight Corporation (the “Company”).

The Board of Directors (the “Board”) of the Company believes that the investment community values stock ownership by senior management and that, by holding an equity position in the Company, officers demonstrate their commitment to and belief in the long-term profitability of the Company. Accordingly, the Board believes that ownership of the common stock of the Company (“Company Stock”) by officers should be encouraged.

The Program applies to the Company’s officers at the Senior Vice President level and above (each, a “Senior Executive”).

The Program consists of two components: (1) Stock Ownership Guidelines (the “Guidelines”), and (2) the Executive Stock Purchase Matching Program (the “Matching Program”). The details of each component are set forth in greater detail in Sections 1 and 2 below. Each component is subject to the general provisions contained in Section 3 below.

1. STOCK OWNERSHIP GUIDELINES

Target Ownership

Each Senior Executive should seek to acquire and maintain a level of ownership of Company Stock as follows:

	Stock Ownership Guideline (No. of Shares)	Value of Stock Guideline as Multiple of Salary at $32 per Share (Approx.)
Chief Executive Officer	65,000	5x
Executive Vice Presidents	18,000	2x
Senior Vice Presidents	11,000	1.5x

Each Senior Executive should work toward achieving these levels of ownership with the objective of meeting the Guidelines by February 8, 2011 or, if later, within five years after becoming subject to these Guidelines. Once a Senior Executive has achieved the target level of Company Stock ownership, the Senior Executive should maintain at least that level of ownership for the duration of his or her tenure with the Company.

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Compliance with the Guidelines is not a condition of employment or a criterion in individual performance evaluations.

Adherence to the Guidelines is in addition to, not in lieu of, compliance with any other applicable laws or Company policies. See “Compliance with Applicable Law and Company Policies” in Section 3 below.

Implementation

For purposes of determining whether the above ownership target is satisfied, the following sources of Company Stock ownership will be included:

•	shares of Company Stock owned directly by a Senior Executive, without regard to whether such shares are unvested or subject to a substantial risk of forfeiture;

•	shares of Company Stock owned directly by a member of a Senior Executive’s immediate family sharing the same household with the Senior Executive;

•	shares of Company Stock held in a trust established by the Senior Executive and/or the Senior Executive’s spouse that is revocable by the Senior Executive and/or the Senior Executive’s spouse and over which the Senior Executive and/or the Senior Executive’s spouse has or shares investment control; and

•	any stock units credited under any deferred compensation plan maintained by the Company.

For purposes of determining whether the ownership target is satisfied, shares underlying any outstanding options will not be included.

Review of Guidelines

The Compensation Committee of the Board (the “Compensation Committee”) will review the Guidelines periodically to assess their continued appropriateness and to monitor the progress of each Senior Executive in light of the Guidelines.

2. EXECUTIVE STOCK PURCHASE MATCHING PROGRAM

Eligible Purchases and Amount of Matching Award

Shares of Company Stock that a Senior Executive acquires through either (1) purchase on the open market or (2) the exercise of an option granted under the Digital Insight Corporation 1999 Stock Plan, as amended, (the “1999 Stock Plan”), or any other equity incentive compensation plan adopted by the Company other than the Company’s Employee Stock Purchase Plan, are referred to as shares of “Qualifying Stock.” Each Senior Executive who acquires shares of Qualifying Stock shall be eligible to receive a

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matching award of shares of Company Stock that are unvested and non-transferable (“Restricted Company Stock”) in an amount equal to one share of Restricted Company Stock for every two shares of Qualifying Stock purchased or acquired. A Senior Executive’s purchase or acquisition of shares of Company Stock that are not shares of Qualifying Stock (including shares of Company Stock acquired under the Company’s Employee Stock Purchase Plan) will not be eligible for any matching award.

Source of Restricted Company Stock

The shares of Restricted Company Stock may be granted under the 1999 Stock Plan or any other Company plan that provides for awards of Restricted Company Stock (each a “Stock Plan”), subject to the availability of shares of Company Stock for issuance under the Stock Plan. Awards of Restricted Company Stock will be subject to the terms and conditions of the applicable Stock Plan and will be evidenced by an award agreement under the applicable Stock Plan (an “Award Agreement”).

Time of Grant

The Compensation Committee will generally make a matching award at the first meeting of the Compensation Committee that occurs after a Senior Executive’s purchase or acquisition of Qualifying Stock. If insufficient shares are available under the applicable Stock Plan to award the number of shares of Restricted Company Stock to eligible Senior Executives in accordance with the terms of the Matching Program, the Compensation Committee will determine the number of shares of Restricted Company Stock to be granted to each eligible Senior Executive and shall delay the timing of additional awards to such time, if any, as sufficient shares are available.

Share Limits

The aggregate number of shares of Restricted Company Stock that may be granted to a Senior Executive under this Matching Program during any Company fiscal year is subject to the following share limits:

	Annual Limit on Restricted Stock Grants	Value at $32 per Share
Chief Executive Officer	13,000 Shares	$416,000
Executive Vice Presidents	3,600 Shares	$115,200
Senior Vice Presidents	2,200 Shares	$70,400

Vesting

Unless otherwise provided in the applicable Award Agreement, a matching award of shares of Restricted Company Stock will become 100% vested on the three-year

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anniversary of the “Vesting Commencement Date” (as defined below) provided that (1) the Senior Executive has remained in the continuous employ of the Company for such three-year period and (2) the Senior Executive has not, during the three years following the “Vesting Commencement Date,” sold the shares of Qualifying Stock with respect to which the shares of Restricted Company Stock were granted. “Vesting Commencement Date” shall be determined by the Compensation Committee, and shall mean either the date the Senior Executive acquires the corresponding Qualifying Stock or the date of grant of the shares of Restricted Company Stock.

As a condition to the grant of an award of Restricted Company Stock under this Matching Program, a Senior Executive will be required to agree to establish an account with a brokerage company designated by the Company, to transfer the shares of Qualifying Stock to such account and to direct the brokerage company to notify the Company of any sales of the shares of Qualifying Stock held in such account (or to otherwise allow the Company such access to the account as may be necessary to monitor sales or transfers from such account). If a Senior Executive receives more than one grant of Restricted Company Stock under this Matching Program, any shares of Qualifying Stock sold or transferred out of the Senior Executive’s account with the designated brokerage company will be deemed shares of the Qualifying Stock that the Senior Executive first acquired to the extent thereof and then shares of the Qualifying Stock that the Senior Executive next acquired to the extent thereof, and continuing on a “first in, first out” basis.

If the Senior Executive sells any shares of the Qualifying Stock with respect to which the shares of Restricted Company Stock are granted during the three-year vesting period, such sale shall cause a forfeiture of one share of Restricted Company Stock for each two shares of Qualifying Stock sold. (The number of shares to be forfeited shall be rounded to the next higher, full number in the event of the sale of an odd number of shares.) If the Senior Executive has been continuously employed by the Company during the three-year vesting period, any shares of Restricted Company Stock that have not been forfeited as described in this paragraph shall become vested and no longer subject to forfeiture.

Partial Vesting Upon Certain Terminations of Employment

Unless otherwise defined in the applicable Stock Plan or Award Agreement, for purposes of this Matching Program, the terms “Disability,” “Cause,” and “Good Reason” shall have the meanings as set forth in Appendix A hereto.

In the event that the Senior Executive’s employment with the Company terminates by reason of death, Disability, involuntary termination by the Company without Cause, or voluntary termination by the Senior Executive with Good Reason, each award of shares of Restricted Company Stock granted to such Senior Executive under this Matching Program will vest upon the Senior Executive’s final date of employment with the Company as to that number of shares of Restricted Company Stock determined by multiplying the total number of shares remaining subject to award by a fraction, the numerator of which is the number of whole months (not to exceed 36) since the date of grant of such award and the denominator of which is 36. The remaining shares of Restricted Company Stock subject to each award shall be forfeited.

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In the event that the Senior Executive’s employment with the Company terminates for any reason not set forth in the previous sentence, then, unless otherwise provided in the applicable Award Agreement, such Senior Executive’s shares of Restricted Company Stock granted under this Matching Program that have not previously vested will be forfeited.

3. GENERAL PROVISIONS

The following provisions apply to both components of the Program.

Amendment of Program

The Compensation Committee may amend the Program from time to time as it deems necessary or appropriate.

Compliance with Applicable Law and Company Policies

Senior Executives may be subject to applicable federal and state laws and Company policy restricting trading on material non-public or “inside” information. These laws and rules may limit a Senior Executive’s ability to buy or sell shares from time to time.

Senior Executives may only execute purchases of Company Stock during quarterly “window periods” as determined by the Company.

Senior Executives of the Company whose compensation is reported in the Company’s annual proxy statement may be subject to reporting obligations and potential matching liability under Section 16 of the Securities Exchange Act of 1934. Any resales of shares of Company Stock by these Senior Executives must typically be made in accordance with the volume, manner of sale, notice and other requirements of SEC Rule 144.

Without limiting the generality of the foregoing, it is the Company’s policy that Senior Executives must notify the Company’s General Counsel at least three business days in advance of any purchase or sale of Company Stock (including, without limitation, in connection with a stock option exercise that involves a sale of shares on the market).

Company Contact

If you have any questions regarding the Program, please contact Myra Stevens at (818) 878-6010 or myra.stevens@digitalinsight.com.

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APPENDIX A

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

“Cause” means a finding by the Company that the Senior Executive:

•	is or has been dishonest, incompetent, or negligent in the discharge of his or her duties to the Company or has refused to perform stated or assigned duties; or

•	has committed a theft or embezzlement, or a breach of confidentiality or unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or a breach of fiduciary duty involving personal profit, or a willful or negligent violation of any law, rule or regulation or of Company rules or policy, in any material respect, or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses); or

•	has materially breached any of the provisions of any agreement with the Company or an affiliated entity; or

•	has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of the Company, or has induced a customer to break or terminate any contract with the Company or an affiliate, or has induced any principal for whom the Company (or an affiliate) acts as agent to terminate such agency relationship.

“Good Reason” means a requirement, without the Senior Executive’s written consent, that he or she relocate his or her principal office to a location more than twenty-five (25) miles from his or her then current office location.

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